NEWS RELEASE

Lincoln Financial Group Reports Second Quarter 2012 Results
_____________________________________________
Return on Equity of 12% on 5% Growth in Book Value Per Share

Consolidated Deposits of $5.3 billion Drives 16% Increase in Net Flows

Repurchased $150 million of Shares in the Quarter

Philadelphia, PA, August 1, 2012 – Lincoln Financial Group (NYSE:LNC) today reported net income for the second quarter of 2012 of $324 million, or $1.10 per diluted share, compared to net income in the second quarter of 2011 of $304 million, or $0.95 per diluted share.

Second quarter income from operations was $322 million, or $1.09 per diluted share, compared to $326 million, or $1.01 per diluted share, in the second quarter of 2011.

	As of or For the		As of or For the
	Quarter Ended		Six Months Ended
(millions of dollars except per share data)	2012	2011	2012	2011
Net Income (Loss)	$324	$304	$569	$617
Net Income (Loss) Available to Common Stockholders	320	303	571	617
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.10	0.95	1.94	1.92
Income (Loss) from Operations	322	326	617	648
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.09	1.01	2.11	2.01
Average Diluted Shares	290.0	319.9	293.5	321.8
ROE (Income from Operations)	12.0%	11.6%	11.6%	11.6%
ROE (Net Income)	12.1%	10.8%	10.7%	11.1%
Book Value per Share, Including AOCI	$50.77	$40.70	$50.77	$40.70
Book Value per Share, Excluding AOCI	38.68	36.73	38.68	36.73

“Second quarter operating results were very good on key measures, including earnings, operating revenue, net flows and return on equity. Our strong performance underscored the strength of our franchise and flexibility of our balance sheet,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Given the macroeconomic environment is likely to remain unsettled, we will continue to take aggressive, proactive steps to control costs, manage capital and returns, and make strategic investments to build our businesses.”

Second Quarter 2012 Highlights:
•	Group Protection sales up 33%; net earned premium up 8%
•	Retirement Plan Services deposits up 8% contributing to positive net flows of $194 million
•	Income from Operations per share up 8%
•	Book value per share, excluding AOCI, up 5%
•	6.5 million shares of common stock repurchased at a cost of $150 million.
•	Return on Equity of 12%

The quarter included $20 million of stronger-than-expected net investment income driven by alternative investments, which affected all of the business segments.  In the second quarter of 2011, net favorable items were approximately $29 million.

Second Quarter 2012 – Segment Results

Annuities
The Annuities segment reported income from operations of $158 million in the second quarter of 2012 compared to $145 million in the prior-year quarter.  The quarter included a positive DAC adjustment of $5 million.

Variable annuity deposits of $2.4 billion were up 3% from the prior-year quarter and up 11% from the first quarter.  In the quarter, the company introduced a family of risk-managed Protected Funds that provide an attractive value proposition to clients and lower the risk profile to the company.  Variable annuity net flows were $0.7 billion compared to $0.6 billion in the prior-year quarter.

Fixed annuity deposits of $445 million were down 22% from the second quarter of last year as low interest rates continued to dampen demand.  Fixed annuity net outflows were $32 million compared to net inflows of $134 million in the prior-year quarter.

Account values ended the quarter at $90 billion, up 2% from the prior-year quarter.

Retirement Plan Services
Retirement Plan Services reported income from operations of $38 million compared to $41 million in the prior-year quarter.

Investments in talent, technology, and distribution continue to advance business fundamentals. Gross deposits of $1.3 billion were up 8% versus the prior-year quarter and benefitted from an 18% increase in small-case deposits.  Total net flows in the current quarter were $194 million, as compared to net outflows of $178 million in the second quarter of 2011 driven by strong deposit growth and improved retention.

Life Insurance
Life Insurance income from operations was $138 million compared to $136 million in the prior-year quarter.

Life insurance sales of $128 million decreased 18% over the prior-year quarter reflecting the company’s continuing efforts to increase sales of products with higher returns including Indexed Universal, Variable Universal Life, and Term.  Sales of these “pivot” products increased 20% over the prior-year quarter.

Average Life Insurance In-Force of $581 billion grew 2% and average account values of $36 billion increased 5% over the prior-year quarter.

Group Protection
For the second quarter, Group Protection income from operations was $27 million, compared to $26 million in the prior-year period.  The non-medical loss ratio of 72.7% in the current quarter improved  over both the prior-year and the first quarter of 2012 reflecting continued stable results in our Disability line, augmented by strong results in Life and Dental.

Group Protection sales of $89 million increased 33% over the prior-year quarter.  The increase in sales was driven by a 15% increase in Group Protection sales representatives, which contributed to a 20% increase in third-party brokers selling the segment’s products.  Non-medical net earned premiums were $441 million in the second quarter, up 8% over the prior-year quarter.

Other Operations
The operating loss in Other Operations was $39 million in the quarter versus a loss of $22 million in the prior-year quarter.  The quarter included unfavorable items of approximately $5 million.

Realized Gains and Losses
Realized gains/losses (after-tax) in the quarter included:
▪	A net loss from general account investments of $45 million, as compared to a $22 million net loss in the prior-year quarter.

▪	Variable Annuity net derivative results of $48 million, including a positive non-economic adjustment of $86 million related to the non-performance risk reserve component, which is unhedged.

Unrealized Gains and Losses
The company reported a net unrealized gain of $7.8 billion, pre-tax, on its available-for-sale securities as of June 30, 2012, compared to a net unrealized gain of $3.6 billion as of June 30, 2011, and $6.5 billion as of December 31, 2011.

Capital
During the quarter, the company repurchased 6.5 million shares of stock at a cost of $150 million.  On a year-to-date basis, 12.5 million shares have been repurchased at a cost of $300 million.

Book Value
As of June 30, 2012, book value per share of common stock, excluding AOCI, was $38.68 up 5% from $36.73 a year ago.

This press release may contain statements that are forward looking, and actual results may differ materially, especially given the current economic and capital markets conditions.  Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 1:00 p.m. (ET) on Thursday, August 2, 2012.  Interested persons are invited to listen through the internet.  Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software.  Interested persons may also listen to the call by dialing the following numbers:

Dial:        (877) 766-4049 (Domestic)
(914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its second quarter 2012 statistical supplement on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates.  With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $168 billion as of June 30, 2012.  Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life, disability and dental insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services.  For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:       Jim Sjoreen                                                                  Michael Arcaro
(484) 583-1420                                                             (484) 583-1799
Investor Relations                                                     Media Relations
Investorrelations@LFG.com                                    michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Return on Equity
Income (loss) from operations, operating revenues and return on equity (“ROE), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized net income (loss) by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues, return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations and return on capital are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

(millions of dollars, except per share data)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Total Revenues	$2,899	$2,807	$5,614	$5,526
Less:
Excluded realized gain (loss)	18	(33)	(95)	(53)
Amortization of DFEL on benefit ratio unlocking	(1)	-	1	-
Amortization of deferred gains arising from reserve changes on business sold through reinsurance	-	1	1	1
Total Operating Revenues	$2,882	$2,839	$5,707	$5,578

Net Income (Loss) Available to Common Stockholders - Diluted	$320	$303	$571	$617
Less:
Adjustment for deferred units of LNC stock in our deferred compensation plans (1)	(4)	(1)	2	-
Net Income (Loss)	$324	$304	$569	$617
Less (2):
Excluded realized gain (loss)	12	(21)	(61)	(34)
Benefit ratio unlocking	(10)	(1)	13	3
Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance	-	-	1	-
Gain (loss) on early extinguishment of debt	-	-	-	-
Impairment of intangibles	-	-	-	-
Income (loss) from discontinued operations	-	-	(1)	-
Income (Loss) from Operations	$322	$326	$617	$648

Earnings (Loss) Per Common Share (Diluted)
Income (loss) from operations	$1.09	$1.01	$2.11	$2.01
Net income (loss)	1.10	0.95	1.94	1.92

Average Stockholders' Equity
Average equity, including average AOCI	$13,722	$12,309	$13,486	$12,122
Average AOCI	3,000	1,050	2,825	956
Average equity, excluding AOCI	10,722	11,259	10,661	11,166
Average goodwill	2,273	3,019	2,273	3,019
Average equity, excluding AOCI and goodwill	$8,449	$8,240	$8,388	$8,147

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	12.1%	10.8%	10.7%	11.1%
Income (loss) from operations with average equity including goodwill	12.0%	11.6%	11.6%	11.6%
Income (loss) from operations with average equity excluding goodwill	15.2%	15.8%	14.7%	15.9%

(1)
 The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

(2)
We use our federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable

GAAP measure.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2012 and 2011 is set forth below.

	As of June 30,
	2012	2011
Book value per share, including AOCI	$50.77	$40.70
Per share impact of AOCI	12.09	3.97
Book value per share, excluding AOCI	38.68	36.73

Lincoln National Corporation
Digest of Earnings

(millions of dollars, except per share data)
	For the Three Months Ended
	June 30,
	2012	2011

Revenues	$2,899	$2,807

Net Income (Loss)	$324	$304
Adjustment for deferred units of LNC stock in our deferred compensation plans (1)	(4)	(1)

Net Income (Loss) Available to Common Stockholders - Diluted	$320	$303

Earnings (Loss) Per Common Share - Basic	$1.15	$0.98
Earnings (Loss) Per Common Share - Diluted	1.10	0.95

Average Shares - Basic	282,085,602	311,391,263
Average Shares - Diluted	289,960,540	319,915,069

	For the Six Months Ended
	June 30,
	2012	2011

Revenues	$5,614	$5,526

Net Income (Loss)	$569	$617
Adjustment for deferred units of LNC stock in our deferred compensation plans (1)	2	-
Net Income (Loss) Available to Common Stockholders - Diluted	$571	$617

Earnings (Loss) Per Common Share - Basic	$1.99	$1.97
Earnings (Loss) Per Common Share - Diluted	1.94	1.92

Average Shares - Basic	285,570,764	313,192,667
Average Shares - Diluted	293,547,806	321,781,163

(1)
The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•
Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding Company’s ability to meet its obligations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserve requirements related to secondary guarantees under universal life such as a change to reserve calculations under Actuarial Guideline 38, or “AG38” (also known as The Application of the Valuation of Life Insurance Policies Model Regulation) and variable annuity products such as Actuarial Guideline 43, or "AG43" (also known as Commissioners Annuity Reserve Valuation Method for Variable Annuities or "VACARVM"); restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•
A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•
Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•
Changes in accounting principles generally accepted in the United States, or "GAAP," including the potential incorporation of International Financial Reporting Standards into the U.S  Financial Reporting System that may result in unanticipated changes to our net income;

•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•	Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems;
•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.